Joel Ackerman
466 Lexington Avenue
New York, New York  10017
Coventry Health Care, Inc. (CVH)
September 4, 2003



                               Continuation Sheet

                                     Form 4

                  Statement of Changes in Beneficial Ownership


Explanation of Responses:

Exhibit 99.1
------------

     The stockholders are Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Ventures"), and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and certain affiliated funds (collectively, "Equity Partners"). After giving effect to the distribution referred to in Exhibit 99.2 below, Equity Partners owns 2,000,003 shares of common stock, par value $0.01 per share ("Common Stock"), of Coventry Health Care, Inc. (the "Company"), and Ventures owns 721 shares of Common Stock. Pursuant to a Voting Trust Agreement, dated April 15, 1997 (the "Ventures Voting Trust"), among Patrick T. Hackett, Joel Ackerman and Jonathan S. Leff, as trustees (collectively, the "Trustees") and Ventures, Ventures vested the power to vote all of the shares of Common Stock owned by it irrevocably in the Ventures Voting Trust until April 17, 2007; provided, however, that Ventures may terminate the Ventures Voting Trust upon written notice to the Trustees if Ventures is deemed to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) less than ten percent (10%) of the then outstanding shares of Common Stock. Pursuant to a Voting Trust Agreement, dated July 1, 2000 (the "Equity Partners Voting Trust" and, together with the Ventures Voting Trust, the "Voting Trusts"), among the Trustees and Equity Partners, Equity Partners vested the power to vote all of the shares of Common Stock owned by it irrevocably in the Equity Partners Voting Trust until July 1, 2010; provided, however, that Equity Partners may terminate the Equity Partners Voting Trust upon written notice to the Trustees if Equity Partners is deemed to own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) less than ten percent (10%) of the then outstanding shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Exchange Act, the Voting Trusts and the Trustees may be deemed to be the beneficial owners of the Common Stock held by Ventures and Equity Partners, although the Voting Trusts and each of the Trustees disclaim beneficial ownership of such Common Stock.

     The sole general partner of Ventures and Equity Partners is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC (formerly E.M. Warburg Pincus & Co., LLC), a New York limited liability company ("WPLLC"), manages Equity Partners and Ventures. The members of WPLLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP and WPLLC may be deemed to be the beneficial owners of the Common Stock held by Equity Partners and Ventures, although both WP and WPLLC disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.

Joel Ackerman
466 Lexington Avenue
New York, New York  10017
Coventry Health Care, Inc. (CVH)
September 4, 2003


     Mr. Ackerman and Mr. Moorhead, directors of the Company, are general partners of WP and members of WPLLC. As such, each of Mr. Ackerman and Mr. Moorhead may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares beneficially owned by Equity Partners, Ventures, WPLLC, WP and the Voting Trusts. Each of Mr. Ackerman and Mr. Moorhead disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. In addition, Mr. Ackerman is a Trustee under the Voting Trusts. As such, he may be deemed to beneficially own an indeterminate portion of the shares beneficially owned by Equity Partners, Ventures, WPLLC, WP and the Voting Trusts. Mr. Ackerman disclaims beneficial ownership of such shares. Mr. Ackerman and Mr. Moorhead individually and directly own 1,463 and 31,120 shares of Common Stock, respectively.


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